Exhibit 23.4

CONSENT OF INDEPENDENT AUDITOR

The Board of Directors
Apple REIT Ten, Inc.
Richmond, Virginia

We consent to the following with respect to a Post-Effective Amendment on Form S-11 filed with the Securities and Exchange Commission by Apple REIT Ten, Inc.:

(1)

the use of our report dated May 1, 2011 with respect to the combined balance sheets of CN Hotel Portfolio as of December 31, 2010 and 2009, and the related combined statements of operations and cash flows for the years then ended, incorporated by reference herein.

(2)	the references to our firm as “experts” in such Post-Effective Amendment.

/s/ GERALD O. DRY, PA

Concord, North Carolina
January 14, 2014